Exhibit 10.1

Bill Griffiths Chairman, President & Chief Executive Officer

1800 West Loop South

Suite 1500

Houston, Texas 77027

Main: 713-961-4600

CONFIDENTIAL

July 21, 2017

George Wilson

129 Howard Drive

Dover, OH 44622

Dear George,

I am pleased to offer you the position of Vice President – Chief Operating Officer for Quanex Building Products Corporation (Company), reporting directly to me, effective on August 1, 2017 (“Effective Date”). Responsibilities of this position will be consistent with what was discussed with you during our several meetings.

Your total compensation will include the following:

1.	Base Salary. Your base salary will be $17,307.69 paid bi-weekly (annualized at $450,000).

2.	Annual Incentive Award (AIA). The AIA target for your position will be 75% of your base salary and a maximum of 150%. You will receive a pro-rated FY 2017 Award calculated based on this new target level/base salary and the corporate officer full year AIA calculation multiplied by 25% plus the calculation as set forth in your FY 2017 AIA Award Agreement for the full year at your current target level/base salary pro-rated by multiplying by 75%.

3.	Long Term Incentive Award (LTI). You will also be eligible to continue to receive a Long Term Incentive Award in December 2017 based upon approval of the Compensation and Management Development Committee. Currently, the LTI target for your position is 110% of your base salary. The Long Term Incentive Award for the VP – COO position is targeted at 200% of your base salary. The LTI award is comprised of grants from the Omnibus Incentive Plan that typically include a mix of options, restricted stock and Performance Shares. The Performance Shares have historically been based on the Company achieving a certain level of Earnings per Share growth and Relative Total Shareholder Return results against our peer group over a three year period.

4.	Stock ownership. You will have 3 years from your date of promotion to accumulate 250% of your base salary in Quanex shares.

5.	Benefits. You will be entitled to the level of benefits that you are currently participant in today.

6.	Change in Control. As an Officer of Quanex Building Products Corporation you will be eligible for protection under the provision of the Corporate Change in Control Agreement.

a.	The Change in Control Agreement provides for a “double trigger.” First a change in control of Quanex Building Products Corporation must occur. Generally a change in control would occur if an unrelated person purchased 20 percent or more of Quanex Building Products Corporation’s outstanding stock. Second, your employment must be terminated by the acquiring organization for other than cause, or you must resign for “good reason” as defined in the Change in Control Agreement.

www.quanex.com

b.	The Change in Control Agreements provides that in the event you become entitled to benefits under the agreement that you would receive two and half (2.5) times your base salary and annual incentive (defined as max of the target annual incentive or the actual annual incentive from the previous year), so long as the benefits do not exceed IRC Section 280G limits. This means that in the event change in control severance benefits exceed the IRC 280G limits, you will receive either the net benefits after the excise tax is calculated, or the benefits will be cut back to the point that they do not exceed the limits, whichever is greater.

c.	Examples of “good reason” defined in the Change in Control Agreement include: (1) when the common stock of Quanex Building Products Corporation or the entity into which Quanex Building Products Corporation is merged is no longer being actively traded on the New York Stock Exchange; and (2) the “relocation of the executive’s principal office outside the portion of the metropolitan area of the City of Houston, Texas that is located within the Highway known as ‘Beltway 8’.”

7.	Relocation. Quanex will reimburse you for reasonable expenses associated with your move to Houston up to a maximum of $120,000. Included expenses can be travel expenses, incidental moving and closing costs. The process will be administered by Weichert Relocation Services. Please contact Kevin Delaney to initiate the process. The relocation benefit expires on July 31, 2018.

8.	Principal Office. The Quanex Building Products Corporation corporate headquarters, located at 1800 West Loop South, Suite 1500 Houston, Texas 77027 will be your principal office.

Your entitlement to any of the benefits outlined herein is contingent on your continued employment at the time. Your employment may be terminated by either you or Quanex Building Products Corporation at any time. This agreement is governed by the laws of the State of Texas.

George, I believe that you will help provide the leadership we need to meet the long-term needs of our team to deliver the operational results our owners deserve. I look forward to working with you in your new role.

Sincerely,

/s/ Bill Griffiths

Bill Griffiths

Chairman, President & Chief Executive Officer

ACCEPTANCE OF OFFER

/s/ George Wilson	7/24/2017
George Wilson	Date